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                                                                   Exhibit 10.10

                              RETIREMENT AGREEMENT
                              (Alfred Hoffman, Jr.)

This Retirement Agreement ("Agreement") is effective as of February 17, 2005, by and between WCI COMMUNITIES, INC. (the "Company") and ALFRED HOFFMAN, JR. (the "Executive").

                                    RECITALS

WHEREAS, the Executive was employed by the Company as Chief Executive Officer of the Company and resigned from such position as of February 17, 2005 and as of such date was elected as the non-executive Chairman of the Board of Directors of the Company (the "Board");

WHEREAS, following the Executive's resignation as Chief Executive Officer of the Company, the Executive remains employed by the Company and the Executive has agreed to retire from such employment with the Company, effective May 18, 2005 (the "Retirement Date");

WHEREAS, the parties desire that this Agreement shall supersede and replace the Amended and Restated Employment Agreement dated as of January 1, 2000 (the "Employment Agreement");

WHEREAS, following the Retirement Date, the Company desires to retain the Executive as the non-executive Chairman of the Board;

WHEREAS, this Agreement is intended to resolve all matters which relate to: (i) Executive's employment with the Company and the conclusion thereof; (ii) Executive's service as the non-executive Chairman of the Board; and (iii) all such other matters as are more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement from Employment. The Executive and the Company acknowledge and agree to the following regarding the Executive's retirement from employment with the Company:

         a. Retirement. As of the Retirement Date, the Executive shall retire from his employment with the Company.


         b. Retirement Payments and Benefits. The Executive shall be entitled to the following payments and benefits from the Company: (i) continued payment of Executive's base salary, at the annual rate of $1,292,400 through the Retirement Date; (ii) a pro-rata share through the Retirement Date of the 2005 bonus eligible to
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be paid to the new Chief Executive Officer of the Company as a result of operations during 2005, determined at the end of fiscal year 2005 in accordance with the Company's Management Incentive Compensation Plan and which is payable in February 2006; (iii) a lump-sum cash payment equal to $2,500,000, payable on the Retirement Date; and (iv) continued medical insurance coverage, at the Company's expense, for eighteen (18) months following the Retirement Date. In order to facilitate such continued medical coverage, the Executive agrees to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA Coverage") and the Company may satisfy its obligations hereunder by paying all of the premiums required for such COBRA Coverage.

         c. Accrued Rights. Promptly following the Retirement Date, the Executive shall be entitled to the following accrued rights: (i) any earned but unpaid base salary through the Retirement Date; (ii) reimbursement for any business expenses for which the Executive has not heretofore been reimbursed;
(iii) payment of all accrued and unused vacation time; and (iv) any and all benefits under retirement plans in which Executive is participating immediately prior to the Retirement Date, in accordance with the terms and conditions of such plans.

2. Service as Non-Executive Chairman of the Board. Following the Retirement Date, the Executive shall continue to serve as the non-executive Chairman of the Board until the earliest of (i) his resignation, death or inability to serve due to disability or (ii) his removal by the Board or failure to be elected by the Company's shareholders. During his service as the non-executive Chairman of the Board, the Executive shall not be an employee of the Company. In connection with his service as the non-executive Chairman of the Board, the Executive shall be entitled to: (i) receive annual compensation of $750,000, commencing on the Retirement Date, payable in accordance with the Company's normal pay practices;
(ii) continue to use the automobile leased for him by the Company as of the date hereof under the same terms and conditions as of the date hereof for a period of twelve (12) months following the Retirement Date; (iii) continue to use Executive's office and executive assistant at the Company as in effect as of the Retirement Date for a period of twelve (12) months following the Retirement Date; and (iv) access to all Company-controlled clubs as a participant under the Company's Executive Golf Program, as in effect from time to time.

3. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permitted by law.

4. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
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5. Withholding. The Company may withhold from any amounts payable under this
Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

6. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior understanding or agreements of the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement. The parties agree that the Employment Agreement shall, as of the Retirement Date, terminate and be of no further force or effect. There are no restrictions, agreements, promises, warranties, covenants or understandings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

7. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

9. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as of the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.




                                         WCI COMMUNITIES, INC.


                                         By:
                                             ---------------------------
                                                Senior Vice President




                                         -------------------------------
                                                Alfred Hoffman, Jr.